Exhibit 11

February 25, 2020

Columbia Funds Series Trust

225 Franklin Street

Boston, MA 02110

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust.” The opinions set forth below are being rendered in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in which this letter is to be included as an exhibit. The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (File No. 811-09645).

The Registration Statement pertains to the proposed reorganization of Columbia Small/Mid Cap Value Fund, a series of Columbia Funds Series Trust II (the “Target Fund”) into Columbia Select Mid Cap Value Fund, a series of the Trust (the “Acquiring Fund”), and the issuance of Class A, Class Adv, Class C, Class R, Class Inst, Class Inst 2 and Class Inst 3 shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”) pursuant to an Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Fund, certain other registered investment companies, on behalf of certain series thereof, as applicable, and Columbia Management Investment Advisers, LLC dated February 20, 2020, a form of which is included as an exhibit to the Combined Information Statement/Prospectus in the Registration Statement (the “Plan”)

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Plan and a certificate and other inquiries of officers of the Trust. We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Board of Trustees of the Target Fund will have taken all action required of them for the approval of the Plan and (2) the Plan will have been duly executed and delivered by each party thereto. We have also assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Plan and that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm as legal counsel for the Trust in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Seward & Kissel LLP